UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 14, 2013

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EASTMAN CHEMICAL COMPANY - EMN

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On May 14, 2013, the board of directors (the "Board") of Eastman Chemical Company (the "Company") took the following actions:

•	Appointed Mark J. Costa, currently an Executive Vice President of the Company, as President, effective immediately, and as Chief Executive Officer, effective January 1, 2014; and

•
Increased the size of the Board by one director to thirteen directors, and appointed Mr. Costa as a member of the Board, effective immediately, to serve until the Annual Meeting of Stockholders in 2014.

James P. Rogers, the Company's current Chief Executive Officer, will remain in that position until the effectiveness of Mr. Costa's appointment. Thereafter, Mr. Rogers will continue to be a director, and to be employed as an executive officer of the Company in the role of Executive Chairman of the Board.

The Compensation and Management Development Committee of the Board will determine Messrs. Rogers's and Costa's base and short-term and long-term incentive compensation in their new positions as and when such pay of executives is determined.

The full text of the Company's release announcing these actions is filed as Exhibit 99.01 to this Form 8-K and is incorporated herein by this reference. Messrs. Rogers's and Costa's current biographical information, previous positions with the Company, and other business experience, is included in Part I - "Executive Officers of the Company" of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and is incorporated herein by reference.

EASTMAN CHEMICAL COMPANY - EMN

Item 9.01 Financial Statements and Exhibits:

(d) Exhibits

The following exhibit is furnished pursuant to Item 9.01:

99.01 Public announcement by the registrant on May 14, 2013 of resignation of James P. Rogers as Chief Executive Officer, appointment of Rogers by the Board to position of Executive Chairman, and of appointment by the Board of Mark J. Costa as CEO and President and as a member of the Board.

EASTMAN CHEMICAL COMPANY - EMN

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By: /s/ Curtis E. Espeland Curtis E. Espeland Senior Vice President and Chief Financial Officer
Date: May 16, 2013